FIRST AMENDMENT TO EXECUTIVE CHAIRMAN’S AGREEMENT

This First Amendment to Executive Chairman’s Agreement (the “Amendment”) is dated this 11th day of May 2016 between VolitionRx Limited, a Delaware corporation (the “Company”), and Dr. Martin Charles Faulkes, an individual resident in the United Kingdom (“Dr. Faulkes”).

RECITALS

(A)

This Amendment is supplemental to the Executive Chairman’s Agreement between the Company and Dr. Faulkes dated March 31, 2015 (the “Agreement”);

(B)

The parties hereto desire by this Amendment to increase the fees payable to Dr. Faulkes under the terms of the Agreement;

AMENDMENT

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree to increase the fees payable to Dr. Faulkes under the terms of the Agreement as follows:

1.

Section 3(a) of the Agreement is hereby modified and shall now read as follows:

“Fees.  Subject to adjustment from time to time at the discretion of the Board or a committee designated by the Board, effective for periods after May 1, 2016, Dr. Faulkes shall receive £10,000.00 GBP per month. The Fees payable to Dr. Faulkes are inclusive of any duties performed by the individual as a director for any associated companies of the Company. The Fees shall be paid directly into your nominated bank account at the end of each calendar month.”

2.

Except as expressly amended hereby, all terms of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its duly authorized officer, and Dr. Faulkes has hereunto set his hand, on the date first set forth above.

VOLITIONRX LIMITED

DR. MARTIN CHARLES FAULKES

 /s/ Cameron Reynolds

/s/ Martin Charles Faulkes

Cameron Reynolds

Dr. Martin C. Faulkes

Chief Executive Officer and Director